Exhibit 23.1

The Bank of Nova Scotia 44 King St. West Scotia Plaza, 8th Floor Toronto, Ontario, Canada M5H 1H1	Allen & Overy LLP
1221 Avenue of the Americas
New York NY 10020
	Tel	212 610 6300
	Fax	212 610 6399

Our ref 0010146-0000218 NY:22815963.2A
July 9, 2015

Re: The Bank of Nova Scotia – Senior Notes, Series A

Ladies and Gentlemen:

The Bank of Nova Scotia, a bank organized under the laws of Canada (the “Bank”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3, file number 333-200089, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Bank’s senior debt securities (the “Securities”), to be issued from time to time pursuant to the Indenture, dated January 22, 2010, by and among the Issuer, Computershare Trust Company, N.A., as U.S. trustee, and Computershare Trust Company of Canada, as Canadian trustee.

We hereby consent to any reference to us, in our capacity as special tax counsel to the Bank, or any opinion of ours delivered in that capacity in any prospectus supplement, product prospectus supplement, pricing supplement or free writing prospectus relating to the offer and sale of any particular Security or Securities prepared and filed by the Bank with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Allen & Overy LLP

Allen & Overy LLP

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